Exhibit 99.1

ALLMERICA FINANCIAL CORPORATION REPORTS SECOND

QUARTER NET INCOME OF $0.46 PER SHARE

WORCESTER, Mass., July 28, 2003—Allmerica Financial Corporation (NYSE: AFC) today reported net income for the second quarter of $24.4 million, or $0.46 per share, compared to a net loss of $55.5 million, or $1.05 per share in the second quarter of 2002.

“We are pleased with our second quarter results and the further improvements in the capital position of our life insurance companies” said Edward J. Parry, III, President of Allmerica’s Asset Accumulation Company and Allmerica Financial Corporation’s Chief Financial Officer.

Robert P. Restrepo, Jr., President of Allmerica’s Property and Casualty Companies added, “Our core earnings in the second quarter were solid and reflect our efforts to improve underwriting results. However, our reported earnings for the quarter were negatively impacted by the arbitration ruling we announced earlier in the quarter relating to business we exited in 1996.”

The following table illustrates net income (loss) and certain other items:

	Quarter ended June 30 (In millions, except per share data)
	2003		2002
	$	Per Share	$	Per Share
Net income (loss)	$24.4	$0.46	$(55.5)	$(1.05)

Net income (loss) includes the following items (net of taxes):
Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$6.6	$0.13	$(38.5)	$(0.73)
Gain from retirement of trust instruments supported by funding obligations	0.3	—	—	—
Restructuring costs	(0.8)	(0.01)	—	—
(Losses) gains on derivative instruments	(0.4)	(0.01)	9.1	0.17
Other items	—	—	1.6	0.03

Total of included items	$5.7	$0.11	$(27.8)	$(0.53)

Segment Results

Allmerica Financial conducts business in three operating segments: Property and Casualty, Allmerica Financial Services, and Asset Management. Property and Casualty markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Insurance Company of America. Allmerica Financial Services manages a portfolio of proprietary life insurance and annuity products previously issued through Allmerica’s two life insurance subsidiaries, and markets non-proprietary insurance and retirement savings products and services primarily to individuals through VeraVest Investments, Inc., a registered broker-dealer. The Asset Management segment markets investment management services to institutions, pension funds, and other organizations through Opus Investment Management, Inc., and manages a portfolio of guaranteed investment contracts issued through one of Allmerica’s life insurance subsidiaries.

The following table shows segment income, which is presented consistent with the manner in which management evaluates results and is in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”. Segment income represents income before income taxes and minority interest and excludes the items listed in the net income table above.

	Quarter ended June 30 (In Millions)
	2003	2002
Property and Casualty	$20.6	$51.6
Allmerica Financial Services	18.4	(113.8)
Asset Management	2.5	5.1
Corporate	(18.5)	(15.2)

Total Segment Income (Loss)(1)	$23.0	$(72.3)

(1)	See reconciliation from segment income (loss) to net income (loss) at the end of this document.

Property and Casualty

Property and Casualty segment income was $20.6 million in the second quarter of 2003, as compared to $51.6 million in the second quarter of 2002. Earnings were lower in the quarter due principally to a pre-tax charge of $23.0 million resulting from a recent adverse arbitration decision related to an insurance pool we exited in 1996. In addition, pre-tax catastrophe losses were higher in the current quarter when compared to the second quarter of 2002, when catastrophe losses were unusually low.

Property and Casualty highlights:

•	Net premiums written were $571.0 million in the second quarter of 2003, compared to $572.1 million in the second quarter of 2002.

•	Net premiums earned were $561.8 million in the second quarter of 2003, compared to $570.6 million in the second quarter of 2002.

•	Pre-tax catastrophe losses were $21.2 million in the second quarter of 2003, versus $8.6 million in the comparable period one year earlier.

•	The following table summarizes the components of the statutory combined ratio for the Property and Casualty segment:

	Quarter ended June 30
	2003	2002
Losses*	69.1%	64.4%
Loss adjustment expenses	8.2%	8.9%
Policy acquisition and other underwriting expense	29.4%	28.2%
Policyholders’ dividends	0.1%	0.1%

Combined Ratio	106.8%	101.6%

*	Loss ratio excluding the adverse arbitration ruling was 65.0% in 2003.

Allmerica Financial Services

Allmerica Financial Services reported segment income of $18.4 million in the second quarter of 2003, as compared to a segment loss of $113.8 million in the second quarter of 2002. Segment results in the second quarter of 2002 were materially impacted by a $141.9 million pre-tax write-off of deferred acquisition costs. Segment income in the current quarter was positively impacted by improved equity market conditions, which reduced the amortization of deferred acquisition costs.

Allmerica Financial Services highlights:

•	The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 344 percent at June 30, 2003, up from 266 percent at March 31, 2003 and 244 percent at December 31, 2002.

•	Total adjusted statutory capital for the combined life insurance subsidiaries at June 30, 2003 increased to $535.6 million, up from $472.3 million at March 31, 2003 and $481.9 million at December 31, 2002.

•	In the second quarter, individual annuity redemptions were $552.5 million, compared to approximately $1.0 billion in the first quarter of 2003 and approximately $1.3 billion in the fourth quarter of 2002.

Asset Management

Asset Management’s second quarter segment income was $2.5 million, compared to $5.1 million in the same period in the prior year. Income declined primarily due to fewer outstanding guaranteed investment contracts.

Corporate

Corporate segment net expenses were $18.5 million in the second quarter of 2003, compared to $15.2 million in the comparable period in 2002, principally due to higher fringe benefit costs, primarily pension related, and lower net investment income.

Investment Results

Net investment income was $117.4 million for the second quarter of 2003, compared to $149.6 million in the same period in 2002. In the current quarter, net investment income decreased primarily due to lower invested assets resulting from surrenders in the general account, a reduction in outstanding guaranteed investment contracts and the sale of the Company’s fixed universal life insurance block of business.

Second quarter 2003 pre-tax net realized investment gains were $13.2 million, compared to $63.8 million of pre-tax net realized investment losses in 2002. In the current quarter, pre-tax net realized investment gains were principally related to gains of $29.0 million on the sale of certain fixed income and equity securities, and gains on derivative instruments of $2.0 million, partially offset by realized losses of $19.5 million due to impairments of fixed income securities. In the second quarter of 2002, pre-tax net realized investment losses related primarily to impairments on certain fixed income and equity securities and losses from derivative instruments.

Sale of Below Investment Grade Fixed-Income Securities

During the second quarter of 2003, the Company sold approximately $270.0 million par value of below investment grade fixed-income securities. As a result this action, at June 30, 2003 the Company’s holdings of below investment grade fixed-income securities were reduced to 6.2 percent of the fixed income portfolio and 5.7 percent of total invested assets; from 10.0 percent and 9.2 percent, respectively, at the end of the first quarter of 2003.

Balance Sheet and Other

Shareholders’ equity was $2.2 billion, or $41.96 per share at June 30, 2003, compared to $2.1 billion, or $39.12 per share at December 31, 2002. Excluding accumulated other comprehensive income, book value was $41.07 per share at the close of the second quarter, compared to $39.83 per share at December 31, 2002.

Total assets were $25.2 billion at June 30, 2003, compared to $26.6 billion at year-end 2002. Separate account assets were $11.7 billion at June 30, 2003, versus $12.3 billion at December 31, 2002. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities as well as the sale of the Company’s fixed universal life insurance block of business.

Life Insurance Company Statutory Capital Position

The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 344 percent at June 30, 2003, from 266 percent at March 31, 2003, and 244 percent at December 31, 2002 principally due to the sale of below investment grade securities and increases in equity market values. RBC is a regulatory method of measuring the minimum amount of capital appropriate for an insurance company. Total adjusted statutory capital at June 30, 2003 increased to $535.6 million for the combined life insurance subsidiaries, from $472.3 million at March 31, 2003, and from $481.9 million at December 31, 2002, principally due to the improvement in equity market values. Statutory capital is the measure of capital utilized by insurance industry regulators.

Allmerica Financial Corporation will host a conference call to discuss the Company’s second quarter results on Tuesday, July 29th at 10:00 a.m. Eastern Time. Interested investors and others can listen to the call through Allmerica’s web site, located at http://www.allmerica.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Allmerica Financial Corporation’s Second Quarter Earnings Press Release and Statistical Supplement are also available in the Financial News section at http://www.allmerica.com.

Certain statements in this release may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at http://www.allmerica.com under “Financial News”. These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, including the effect of the Company’s restructuring actions.

Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies headquartered in Worcester, Massachusetts.

CONTACTS:	Investors:	Media:
	Henry P. St. Cyr	Michael F. Buckley
	(508) 855-2959	(508) 855-3099
	hstcyr@allmerica.com	mibuckley@allmerica.com
AF-12
07/28/03

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended June 30
	2003	2002
Net income (loss)	$24.4	$(55.5)
Net income (loss) per share(1)	$0.46	$(1.05)
Weighted average shares	53.0	52.9

The following is a reconciliation from segment income (loss) to net income (loss)(2):

	Quarter ended June 30
	2003	2002
Property and Casualty	$20.6	$51.6
Allmerica Financial Services	18.4	(113.8)
Asset Management	2.5	5.1
Corporate	(18.5)	(15.2)

Total segment income (loss)	23.0	(72.3)
Federal income tax (expense) benefit on segment income	(0.3)	48.6
Minority interest on preferred dividends	(4.0)	(4.0)

Total segment income (loss) after federal income taxes and minority interest	18.7	(27.7)
Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	6.6	(38.5)
Gain from retirement of trust instruments supported by funding agreement obligations, net of taxes	0.3	—
(Losses) gains on derivative instruments, net of taxes	(0.4)	9.1
Restructuring costs	(0.8)	—
Other items	—	1.6

Net income (loss)	$24.4	$(55.5)

Net income (loss) includes the following items (net of taxes) by segment:

	Quarter ended June 30, 2003
	Property & Casualty	Allmerica Financial Services	Asset Management	Corporate	Total

Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$1.5	$(1.4)	$6.6	$(0.1)	$6.6
Gain from retirement of trust instruments supported by funding obligations	—	—	0.3	—	0.3
(Losses) gains on derivative instruments	—	—	(0.4)	—	(0.4)
Restructuring costs	—	(0.8)	—	—	(0.8)

	Quarter ended June 30, 2002
	Property & Casualty	Allmerica Financial Services	Asset Management	Corporate	Total

Net realized investment gains (losses), net of taxes and deferred acquisition cost amortization	$(2.3)	$(19.7)	$(17.7)	$1.2	$(38.5)
(Losses) gains on derivative instruments	—	—	9.1	—	9.1
Other items	—	1.6	—	—	1.6

(1)	Basic net income (loss) per share was $0.46 and $(1.05) for the quarters ended June 30, 2003 and 2002, respectively. Per share data for the quarter ended June 30, 2002 represents basic loss per share due to antidilution.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision makers in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments based on a pre-tax and pre-minority interest basis. Segment income (loss) is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

All figures reported are unaudited.